ITEM 6. (A)


                           EXHIBIT 11

         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (DOLLARS IN THOUSANDS)




                                          THREE MONTHS ENDED MARCH 31,

                                              1995          1994


Net income                                   $2,149        $2,701
Less:  Preferred stock dividend
         requirements                            43            43

Net income applicable to common stock        $2,106        $2,658


Weighted average common shares
  outstanding                               943,533       945,533


Earnings per common share                     $2.23         $2.81




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